                                                                    EXHIBIT 3.51


                            ARTICLES OF INCORPORATION

                                       OF

                    SYNAGRO COMPOSTING COMPANY OF CALIFORNIA


                                       I.

         The name of this corporation is: SYNAGRO COMPOSTING COMPANY OF CALIFORNIA.

                                       II.

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

         The name and address in the State of California of this corporation's initial agent for service of process is:

                       JOHN BREMER
                       376 American Circle
                       Corona, California 91719

                                       IV.

         This corporation is authorized to issue only one (1) class of shares of stock, and the total number of shares which this corporation is authorized to issue is one hundred thousand (100,000).

                                       V.

         Each shareholder of this corporation shall be entitled to full pre-emptive or preferential rights, as such rights are defined by law, to subscribe for or purchase his, her or its proportional share of any shares of securities which may be issued at any time by this corporation.